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                                                                   Exhibit 99.1


MEDIA CONTACT: Bill Carlson
Phone: (813) 228 0652


                        ANCHOR GLASS CLOSES EQUITY DEAL
                        WITH CERBERUS CAPITAL MANAGEMENT


         TAMPA, FL (AUGUST 30, 2002) -Anchor Glass Container Corporation, the nation's third-largest manufacturer of glass beverage containers, announced today it has finalized its plan of reorganization, including the equity investment by Cerberus Capital Management LP, a New York City-based investment management firm.

         In mid-March, Cerberus agreed to infuse Anchor Glass with $100 million in new capital, of which $80 million is in the form of equity capital. Anchor Glass said the investment will help the company serve its expanding customer base.

         "We're pleased to have Cerberus aboard as our equity sponsor, validating both the strength of our business and the excellent health of our industry as a whole," said Richard M. Deneau, president of Anchor Glass. "Business continues to be very good and we expect Cerberus' participation in our business to enhance what is already a bright future."

         The consummation of Anchor Glass' plan of reorganization comes less than a month after the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division confirmed a restructuring plan Anchor Glass filed in April.

         Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States and employs 2,900 at 12 U.S. locations. It supplies beverage and food producers and manufacturers of consumer products worldwide. The company has been based in Tampa, Fla. since 1983.